Exhibit 99.1

Gene Logic Completes Sale of Preclinical Division
Achieves Important Milestone In Execution of Strategic Plan

December 15, 2006, Gaithersburg, MD -- Gene Logic Inc. (NASDAQ:GLGC) today completed the sale of its Preclinical Division to Bridge Pharmaceuticals, a global contract research organization headquartered in San Francisco, California. The purchase price was $15 million (a portion of which will be held in escrow for up to one year to guarantee certain obligations under the agreement), subject to adjustment for certain changes in working capital and the assumption of certain liabilities associated with the business. Morgan Joseph & Co. Inc. advised the company on this transaction. The sale will allow Gene Logic to focus resources on drug repositioning and continue exploration of strategic alternatives for its genomics resources in molecular diagnostics and clinical biomarker development.

The sale of the Preclinical Division is an important milestone in the execution of Gene Logic’s strategic plan, which resulted from its recently completed strategic review. It is one of the steps Gene Logic is taking to increasingly focus its efforts in areas that it believes have the highest potential to increase shareholder value.

“This sale enables us to focus our resources and talents on growing our business in drug repositioning. It also enables us to explore strategic alternatives for our genomics resources in the field of molecular diagnostics, and to continue to develop our relationships with new and existing genomics services clients,” said Mark Gessler, president and CEO, Gene Logic Inc. “Our decision to focus is driven in part by the continuing growth of our drug repositioning business, in which Eli Lilly recently joined a client list that includes Pfizer, Roche, and Organon. We believe the caliber of these partnerships speaks both to the promise that top pharma sees in this emerging approach to drug development, and to Gene Logic’s growing leadership role within it,” he added.

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Gene Logic Overview
Gene Logic is a leader in drug repositioning and genomics products, software, and services. Over 150 of the world’s top pharmaceutical and biotechnology companies, research institutes, and government agencies have benefited from Gene Logic’s diverse portfolio of drug development services, enabling them to make more informed, more reliable and more predictive decisions at each point in the highly complex and costly drug development process. Founded in 1994, Gene Logic is headquartered in Gaithersburg, Maryland and conducts additional research and development in facilities in Cambridge, Massachusetts. For more information, visit www.genelogic.com or call toll-free - 1/800/GENELOGIC.
Customer Contact:	Investor and media contact:	Bridge Pharmaceutical contact:
Joanne Smith-Farrell, Ph.D.	Christopher Culotta	Gil Bashe
Vice President, Corporate	Director, Strategic Communications	Makovsky + Company
Development & Strategy	Gene Logic Inc.	212.508.9672.
Gene Logic Inc.	301.775.6219	Email: gbashe@makovsky.com
301.987.1700	Email: cculotta@genelogic.com
Email: jsmithfarrell@genelogic.com